Exhibit 99.(s)(2)

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Global Income Fund, Inc. (the “Fund”) hereby certifies that the Board of Directors of the Fund duly adopted the following resolution on December 11, 2013:

RESOLVED, that the Directors hereby approve and authorize the use of the Power of Attorney executed by the Directors and certain Officers of the Fund appointing Jennifer Nichols, Lucia Sitar, Megan Kennedy, Andrea Melia, Alan Goodson and Jeffrey Cotton as attorneys-in-fact for the purpose of signing and filing on behalf of the Fund any registration statement on Form N-2, including any amendments, exhibits or supplements thereto, under the Securities Act of 1933 and the Investment Company Act of 1940 Act with the SEC, and the attorneys-in-fact listed in such Power of Attorney are hereby authorized to act in accordance with such Power of Attorney for the purposes described in the Power of Attorney.

Dated: February 28, 2014

/s/ Megan Kennedy
Megan Kennedy
Secretary